Exhibit 99.1

Trovagene to Present Data from Lead Clinical Program of Onvansertib in Acute Myeloid Leukemia at the 60th American Society of Hematology Annual Meeting

Targeted treatment with highly-selective, oral Polo-like Kinase 1 (PLK1) inhibitor, onvansertib, in combination with standard-of-care chemotherapy may represent a new treatment option in AML

SAN DIEGO, CA – November 1, 2018 – Trovagene, Inc. (NASDAQ: TROV), a clinical-stage oncology therapeutics company, taking a precision medicine approach to develop drugs that target cell division (mitosis) for the treatment of leukemias, lymphomas and solid tumor cancers, today announced that its abstract highlighting data from the Company’s lead clinical program in Acute Myeloid Leukemia (AML) has been accepted for presentation at the 60th American Society of Hematology (ASH) Annual Meeting, December 1-4, 2018.

The presentation will include data from the ongoing Phase 1b/2 clinical trial of onvansertib (PCM-075), a first-in-class, 3rd generation, highly-selective oral Polo-like Kinase 1 (PLK1) Inhibitor, in combination with standard-of-care LDAC or decitabine in patients with relapsed or refractory AML. The combination regimen has demonstrated that it is safe and well-tolerated in patients treated to-date, and further dose-escalation is continuing. The integration of a predicative biomarker strategy in the AML trial to help identify patients who are most likely to respond to treatment has yielded evidence of PLK1 inhibition in a number of treated patients and this appears to be correlated with decreases in circulating leukemic blast cells and/or bone marrow blast cells, indicating a potential clinical response.

“We continue to be encouraged by the results we are seeing in the cohorts of patients treated thus far on our AML trial,” said Dr. Mark Erlander, Chief Scientific Officer of Trovagene. “Additional clinical activity, genomic and gene expression analysis of other biomarkers associated with PLK1 inhibition and response to treatment will be evaluated as we continue to advance this trial and we look forward to sharing this data.”

Details of the poster presentation are provided below:

Title: Preliminary Safety, Pharmacokinetics (PK) and Pharmacodynamic (PD) Analysis of the Polo-like Kinase 1 (PLK1) Inhibitor PCM-075, in Combination with Low-Dose Cytarabine (LDAC) or Decitabine (D) in Patients with Relapsed or Refractory (R/R) Acute Myeloid Leukemia (AML

Session Name: Session 616. Acute Myeloid Leukemia: Novel Therapy, Excluding Transplantation: Poster III

Location: Hall GH (San Diego Convention Center)

Date and Time: Monday, December 3, 2018; 6:00 PM - 8:00 PM

About the Onvansertib Phase 1b/2 Acute Myeloid Leukemia Trial

The Phase 1b/2 trial (NCT03303339) is a multi-center, open-label trial to evaluate the safety and efficacy of Onvansertib in combination with standard-of-care chemotherapy in AML

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patients who are ineligible for intensive induction therapy or whose disease is relapsed or refractory. In Phase 1b dose-escalation segment of the trial, the primary objective is to determine the maximum tolerated dose (MTD) or recommended Phase 2 dose (RP2D), using a traditional 3+3 design. In Phase 2 the MTD or RP2D will be administered to 32 patients to evaluate preliminary antitumor activity and to continue to evaluate the safety and tolerability of Onvansertib in combination with standard-of-care chemotherapy. This trial is being led by Jorge Cortes, M.D., Deputy Department Chair, Department of Leukemia, Division of Cancer Medicine, The University of Texas MD Anderson Cancer Center and Amer Zeidan, MBBS, MHS, assistant professor of Medicine at Yale School of Medicine, and Hematology expert at Yale Cancer Center. The trial is being conducted at nine sites in the U.S.

About Onvansertib

Onvansertib is a first-in-class, 3rd generation, oral and highly-selective adenosine triphosphate (ATP) competitive inhibitor of the serine/threonine polo-like-kinase 1 (PLK 1) enzyme, which is over-expressed in multiple cancers, including leukemias, lymphomas and solid tumors. Separate studies with other PLK inhibitors have shown that inhibition of polo-like-kinases can lead to tumor cell death, including a Phase 2 study in Acute Myeloid Leukemia (AML) where response rates of up to 31% were observed when combined with a standard therapy for AML (low-dose cytarabine-LDAC) versus treatment with LDAC alone with a 13.3% response rate. A Phase 1 open-label, dose escalation safety study of Onvansertib has been completed in patients with advanced metastatic solid tumor cancers and published in Investigational New Drugs. The maximum tolerated dose (MTD) or recommended Phase 2 dose (RP2D) in this trial was 24 mg/m2. Trovagene has an ongoing Phase 1b/2 clinical trial with onvansertib in AML that was accepted by the National Library of Medicine (NLM) and is now publicly viewable on www.clinicaltrials.gov. The NCT number assigned by clinicaltrials.gov for this study is NCT03303339. Onvansertib has been granted Orphan Drug Designation by the FDA in the U.S. and by the EC in the European Union (EU) for the treatment of patients with AML.

Onvansertib targets the PLK1 isoform, only (not PLK2 or PLK3), is orally administered, has a 24-hour drug half-life with only mild to moderate side effects reported. Trovagene believes that targeting only PLK1 and having a favorable safety and tolerability profile, along with an improved dose/scheduling regimen will significantly improve on the outcome observed in previous studies with a former panPLK inhibitor in AML.

Onvansertib has demonstrated synergy in preclinical studies with numerous chemotherapies and targeted therapeutics used to treat leukemias, lymphomas and solid tumor cancers, including FLT3 and HDAC inhibitors, taxanes, and cytotoxins. Trovagene believes the combination of its targeted PLK1 inhibitor, onvansertib, with other compounds has the potential to improve clinical efficacy in Acute Myeloid Leukemia (AML), metastatic Castration-Resistant Prostate Cancer (mCRPC), Non-Hodgkin Lymphoma (NHL), Colorectal Cancer, Triple Negative Breast Cancer (TNBC), as well as other types of cancer.

About Trovagene, Inc.

Trovagene is a clinical-stage, oncology therapeutics company, taking a precision medicine approach to develop drugs that target mitosis (cell division) to treat various types of cancer,

including leukemias, lymphomas and solid tumors. Trovagene has intellectual property and proprietary technology that enables the Company to analyze circulating tumor DNA (ctDNA) and clinically actionable markers to identify patients most likely to respond to specific cancer therapies. Trovagene plans to continue to vertically integrate its tumor genomics technology with the development of targeted cancer therapeutics. For more information, please visit https://www.trovagene.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; our ability to develop tests, kits and systems and the success of those products; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful. Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2017, and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Trovagene Contact:

Vicki Kelemen

VP, Investor Relations and Corporate Communications

858-952-7652

vkelemen@trovagene.com